Exhibit 10.3

ESCROW TERMINATION AGREEMENT

Enterprise Acquisition Corporation
6800 Broken Sound Parkway
Suite 200
Boca Raton, Florida 33487

July 29, 2009

Continental Stock Transfer
& Trust Company
17 Battery Place
New York New York 10004
Attn: Steven Nelson

Re:  Trust Account No. Termination Letter

Gentlemen:

Pursuant to paragraph 1(i) of the Investment Management Trust Agreement between Enterprise Acquisition Corp. ("Company") and Continental Stock Transfer & Trust Company ("Trustee"), dated as of November 7, 2007 ("Trust Agreement"), this is to advise you that the Company has entered into an agreement ("Business Agreement") with ARMOUR Residential REIT, Inc. ("Target Business") to consummate a business combination with Target Business ("Business Combination") on or prior to November 7, 2009. The Company shall notify you at least 48 hours in advance of the actual date of the consummation of the Business Combination ("Consummation Date").

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence liquidation of the Trust Account to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that the Business Combination has been consummated ("Counsel's Letter"), (ii) the Company shall deliver to you (a) an affiliate or certificate of its Corporate Secretary which verifies the vote of the Company's stockholders in connection with the Business Combination and (b) written instructions (the "Instruction Letter") with respect to the transfer of the funds held in the Trust Account other than the Deferred Discount, in an amount to be mutually agreed upon by the Company and the Representatives and so directed by them (the "Adjusted Deferred Discount") and (iii) the Representatives shall deliver to you written instructions for delivery of the Adjusted Deferred Discount. You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the Counsel's Letter and the Instruction Letter, (a) to the Representatives, the Adjusted Deferred Discount and (b) the remainder in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated and the Trust Account closed.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then upon the Trustee's receipt of a written request from the Company, the funds held in the Trust Account shall be reinvested as provided in the Trust Agreement on the business day immediately following the original Consummation Date as set forth in the notice.

Very truly yours,

ENTERPRISE ACQUISITION CORP.

By:  /s/ Marc H. Bell

Marc H. Bell, Chairman of the Board

By:  /s/ Maria Balodimas Staton

Maria Balodimas Staton, Corporate Secretary

cc:

UBS Investment Bank

Ladenburg Thalmann & Co. Inc.

[Signature page to Escrow Termination Agreement]